Exhibit 14.1

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of THE STYLE MANAGER: LARGE CAP FUND (a portfolio of The Virtus Funds)

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 (No. 333-18571) of The Style Manager: Large Cap Fund of our report dated November 8, 1996, appearing in the Combined Annual Report to Shareholders of The Virtus Funds for the year ended September 30, 1996, and to the incorporation by reference of the above mentioned report in the Combined Prospectus and Combined Statement of Additional Information of The Virtus Funds, for the year ended September 30, 1996, both dated January 31, 1997, and to the references to us within this Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Pittsburgh, Pennsylvania
April 17, 1997